UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*




                              Gridsum Holding Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



               Class B ordinary shares, par value US$0.001 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   398132100**
                  --------------------------------------------
                                 (CUSIP Number)


                                December 31, 2016
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


**CUSIP represents American Depositary Shares, each representing one Class B ordinary share.

-----------------------
  CUSIP No. 398132100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,421,770
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,421,770

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,421,770


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           9.6 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 398132100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,421,770
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,421,770

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,421,770


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           9.6 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 398132100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,657,444
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,657,444

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,657,444


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           6.6 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 398132100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               462,009
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               462,009

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           462,009


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.8 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 398132100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2015, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               258,332
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               258,332

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           258,332


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 398132100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Bridge Street 2015 Offshore, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               96,231
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               96,231

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           96,231


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 398132100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Stone Street 2015, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               75,377
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               75,377

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           75,377


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 398132100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Stone Street 2015 Offshore, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               32,069
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               32,069

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           32,069


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 398132100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               90,472
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               90,472

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           90,472


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 398132100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2015, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               66,539
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               66,539

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           66,539


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 398132100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2015 Offshore, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               23,933
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               23,933

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           23,933


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   Gridsum Holding Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   Jade Palace Hotel Office Building, 8th Floor
                   76 Zhichun Road
                   Haidian District, Beijing 100086
                   People's Republic of China

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN, SACHS & CO.
                   BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.
                   BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.
                   BRIDGE STREET 2015, L.P.
                   Bridge Street 2015 Offshore, L.P.
                   Stone Street 2015, L.P.
                   Stone Street 2015 Offshore, L.P.
                   MBD ADVISORS, L.L.C.
                   MBD 2015, L.P.
                   MBD 2015 Offshore, L.P.

                   The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons."

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   THE GOLDMAN SACHS GROUP, INC., GOLDMAN, SACHS & CO., BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.,
                   BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.,
                   BRIDGE STREET 2015, L.P., Bridge Street 2015
                   Offshore, L.P., Stone Street 2015, L.P.,
                   Stone Street 2015 Offshore, L.P.,
                   MBD ADVISORS, L.L.C., MBD 2015, L.P.,
                   MBD 2015 Offshore, L.P.:

                   200 West Street,
                   New York, NY 10282

Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN, SACHS & CO. - New York
                   BROAD STREET PRINCIPAL INVESTMENTS, L.L.C. - Delaware BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C. - Delaware BRIDGE STREET 2015, L.P. - Delaware
                   Bridge Street 2015 Offshore, L.P. - Cayman Islands Stone Street 2015, L.P. - Delaware
                   Stone Street 2015 Offshore, L.P. - Cayman Islands
                   MBD ADVISORS, L.L.C. - Delaware
                   MBD 2015, L.P. - Delaware
                   MBD 2015 Offshore, L.P. - Cayman Islands

Item 2(d).         Title of Class of Securities:
                   Class B ordinary shares, par value US$0.001 per share

Item 2(e).         CUSIP Number:
                   398132100

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_] A non-U.S.institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:

                   Broad Street Principal Investments, L.L.C. directly holds 1,657,444 Class B ordinary shares; Bridge Street
                   2015, L.P. directly holds 258,332 Class B ordinary shares; Bridge Street 2015 Offshore, L.P. directly holds 96,231 Class B ordinary shares; MBD 2015, L.P.
                   directly holds 66,539 Class B ordinary shares; MBD 2015 Offshore, L.P. directly holds 23,933 Class B ordinary shares; Stone Street 2015, L.P. directly holds 75,377
                   Class B ordinary shares; and Stone Street 2015 Offshore,
                   L.P. directly holds 32,069 Class B ordinary shares (together, the "GS Investing Entities"). Each Reporting Person other than the GS Investing Entities may be deemed to beneficially own the Class B ordinary shares beneficially owned by the GS Investing Entities directly or indirectly controlled by it, and The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may also be deemed to beneficially own 211,845 Class B ordinary shares in the form of American depositary shares held by certain other investment entities of which Goldman, Sachs & Co. acts as the investment manager.

                   Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the GS Investing Entities to the extent they directly hold Class B ordinary shares) is the beneficial owner of Class B ordinary shares referred to herein for purposes of Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (the "Act"), or for any other purpose, and each of the Reporting Persons expressly disclaims beneficial ownership of such Class B ordinary shares. The filing of this statement should not be construed to be an admission that any of the Reporting Persons are members of a "group" for the purposes of Sections 13(d) and 13(g) of the Act.

          (b).     Percent of Class:

                   Calculations of the percentage of Class B ordinary shares beneficially owned are based upon 25,191,705 Class B ordinary shares of the Issuer reported to be outstanding after the Issuer's initial public offering pursuant to the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on September 23, 2016, pursuant to Rule 424(b)(4) under the Act.

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2017

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             BRIDGE STREET 2015, L.P.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             Bridge Street 2015 Offshore, L.P.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             Stone Street 2015, L.P.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             Stone Street 2015 Offshore, L.P.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             MBD ADVISORS, L.L.C.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             MBD 2015, L.P.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             MBD 2015 Offshore, L.P.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.4          Power of Attorney, relating to
                GOLDMAN, SACHS & CO.
  99.5          Power of Attorney, relating to
                BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.
  99.6          Power of Attorney, relating to
                BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.
  99.7          Power of Attorney, relating to
                BRIDGE STREET 2015, L.P.
  99.8          Power of Attorney, relating to
                Bridge Street 2015 Offshore, L.P.
  99.9          Power of Attorney, relating to
                Stone Street 2015, L.P.
  99.10         Power of Attorney, relating to
                Stone Street 2015 Offshore, L.P.
  99.11         Power of Attorney, relating to
                MBD ADVISORS, L.L.C.
  99.12         Power of Attorney, relating to
                MBD 2015, L.P.
  99.13         Power of Attorney, relating to
                MBD 2015 Offshore, L.P.

                                                                 EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class B ordinary shares, par value US$0.001 per share, of Gridsum Holding Inc. and further agree to the filing of this agreement as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 13, 2017

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             BRIDGE STREET 2015, L.P.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             Bridge Street 2015 Offshore, L.P.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             Stone Street 2015, L.P.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             Stone Street 2015 Offshore, L.P.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             MBD ADVISORS, L.L.C.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             MBD 2015, L.P.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

             MBD 2015 Offshore, L.P.

             By:/s/  Veruna  Stanescu
              ----------------------------------------
             Name:   Veruna  Stanescu
             Title:  Attorney-in-fact

                                                                 EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by The Goldman Sachs Group, Inc.
("GS Group"), as a parent holding company, are owned by Bridge Street 2015, L.P. Bridge Street 2015 Offshore, L.P., MBD 2015, L.P., MBD 2015 Offshore, L.P., Stone Street 2015, L.P. and Stone Street 2015 Offshore, L.P. (together, the "GS Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the U.S. Investment Advisers Act of 1940.
The general partner, managing general partner or other manager of each of the GS Investing Entities is an affiliate of GS Group. Goldman Sachs is a subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the GS Investing Entities.

                                                                 EXHIBIT (99.3)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until December 31, 2019 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc.
or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 31, 2019, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.


This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.


This Power of Attorney supersedes the Power of Attorney granted by the Company to Dan Deluca, Jeremy Kahn and Brian Bae on November 27, 2012.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 21, 2016.


THE GOLDMAN SACHS GROUP, INC.


By: /s/  Gregory K. Palm
____________________________
Name:  Gregory K. Palm
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                 EXHIBIT (99.4)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until December 31, 2019 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of Company or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 31, 2019, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.


This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.


This Power of Attorney supersedes the Power of Attorney granted by the Company to Dan Deluca, Jeremy Kahn and Brian Bae on November 27, 2012.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 21, 2016.


GOLDMAN, SACHS & CO.


By: /s/  Gregory K. Palm
____________________________
Name:  Gregory K. Palm
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                 EXHIBIT (99.5)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS BROAD STREET PRINCIPAL INVESTMENTS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.


By: /s/  Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.6)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.


By: /s/  Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.7)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS THE Bridge Street 2015, L.P., (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


Bridge Street 2015, L.P.
By: BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C., its general partner


By: /s/   William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory

                                                                 EXHIBIT (99.8)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS THE Bridge Street 2015 Offshore, L.P., (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


Bridge Street 2015 Offshore, L.P.
By: BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C., its general partner


By: /s/   William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory

                                                                EXHIBIT (99.9)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS THE Stone Street 2015, L.P. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


Stone Street 2015, L.P.
By: BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C., its general partner


By: /s/   William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory

                                                                EXHIBIT (99.10)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS THE Stone Street 2015 Offshore, L.P. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


Stone Street 2015 Offshore, L.P.
By: BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C., its general partner


By: /s/   William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory

                                                                EXHIBIT (99.11)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


MBD ADVISORS, L.L.C.


By: /s/ Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.12)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS THE MBD 2015, L.P. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


MBD 2015, L.P.
By: MBD ADVISORS, L.L.C., its general partner


By: /s/   William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory

                                                                EXHIBIT (99.13)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS THE MBD 2015 Offshore, L.P. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


MBD 2015 Offshore, L.P.
By: MBD ADVISORS, L.L.C., its general partner


By: /s/   William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory